Exhibit 19.01

Bank of Marin Bancorp and Bank of Marin

INSIDER TRADING POLICY

Adopted by the Board of Directors 10/18/2007

Reviewed for Update
on July 24, 2025

Bank of Marin Bancorp
Insider Trading Policy

As a publicly traded company, Bank of Marin Bancorp is governed by numerous rules and regulations enacted by the Federal government, state legislatures, the Securities and Exchange Commission (SEC), and the Financial Industry Regulatory Authority (FINRA). Compliance with the letter and spirit of these regulations is a priority for our company. We have, therefore, developed guidelines and policies to avoid even the appearance of improper conduct on the part of anyone employed or associated with Bank of Marin Bancorp and its subsidiaries.

OVERVIEW

This Policy provides guidelines to employees, officers and directors of Bank of Marin Bancorp, and its subsidiaries (collectively the “Company”) with respect to transactions in the Company’s securities as well as transactions involving securities of the Company’s business partners (as defined below).

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, awards of stock compensation and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock. It applies to all executive officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information regardless of the source.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

General Policy Statement

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired by any means and misuse of Material Nonpublic Information in securities trading.

Specific Policies

1.Trading on Material Nonpublic Information. No director, officer or employee of the Company, and no member of the immediate family or household of any such person, or consultant or contractor to the Company, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market (“Nasdaq”) are open for trading.
2.Tipping. No director, officer, or employee shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.
3.Confidentiality of Nonpublic Information. Nonpublic Information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.Liability for Insider Trading. Current laws indicate Insiders may be subject to criminal penalties of up to $5 million and up to twenty years in prison for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company. Additionally, Insiders may be liable for treble damages on any gains made (or losses avoided) by such Insider on a trade based upon Material Nonpublic Information.
2.Liability for Tipping. Insiders (acting as “tipper”) may also be liable for improper transactions by any person to whom he or she has disclosed Material Nonpublic Information regarding the Company or to whom he or she has made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from trading. The SEC, the stock exchanges and FINRA use sophisticated electronic surveillance techniques to uncover insider trading.

3.Possible Disciplinary Actions. Directors, officers, and employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s incentive plans or termination of employment.

Guidelines

1.Mandatory Trading Window for Insiders. An Insider cannot engage in the purchase or sale of the Company securities during the following periods:

•For the period beginning twenty-one (21) calendar days prior to the end of the quarter and ending at the close of business on the second Trading Day following the public issuance of the Company’s quarterly financial information.
•While in possession of Material Nonpublic Information.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information shall refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period (the “Trading Window”) commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until twenty-one calendar days prior to the end of the quarter.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading. This recommendation will be initiated by the Executive Leadership Team and distributed by the President & Chief Executive Officer or the Corporate Secretary’s Office.

It should be emphasized, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons must use good judgment at all times.

2. Preclearance of Trades. Even if a Trading Window is open, it is mandatory that Directors, Executive Officers, Executive Vice Presidents, Senior Vice Presidents and First Vice Presidents (“Covered Persons”) obtain “preclearance” before engaging in any transaction involving securities of the Company, including discretionary transactions in securities that occur in connection with any of the Company’s employee benefit plans. Transactions include not only purchases and sales of securities or derivative securities, but gifts, donations or other transfers for charitable, tax, estate planning or other purposes. Covered Persons must contact the President & Chief Executive Officer, the Chief Financial Officer or the Corporate Secretary of the Company to discuss the transaction and make sure that there is no pending material event which could create an appearance of improper trading. The Company may find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors in addition to the Covered Persons. In addition, any other person covered by this Policy is highly encouraged to comply with the Company’s “preclearance” process. Employees may contact the President & Chief Executive Officer, the Chief Financial Officer or the Corporate Secretary prior to engaging in any transaction involving Company securities to discuss the transaction and make sure that there is no pending material event which could create an appearance of improper trading.

Directors and executive officers of the Company subject to reporting requirements under Section 16 of the Exchange Act for trading activity cannot engage in the purchase or sale of the Company stock as follows:

•A purchase cannot be made within six months of a sale of Company stock.

•A sale cannot be made within six months of a purchase of Company stock.

Any employee with any questions regarding trading in the Company’s securities is encouraged to contact the President & Chief Executive Officer, the Chief Financial Officer or the Corporate Secretary.

3. Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy, regardless of whether the Company has provided notice of the opening or closing of a mandatory Trading Window for designated Insiders of the Company. The guidelines set forth in the Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Procedures for Preclearance of Trades

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, the procedures set forth below must be followed by each Covered Person, and by other employees who may have access to Material Nonpublic Information.

No Covered Person, or other employee who may have access to Material Nonpublic Information may trade in Company securities until:

•the person trading has notified the President & Chief Executive Officer, the Chief Financial Officer or the Corporate Secretary (“Authorized Company Officer”1) of the Company in writing, no less than 24 hours prior to any anticipated trade, by completing an Insider Trading Preclearance Form,

•the person trading has certified to the Authorized Company Officer1 that (i) he or she is not in possession of Material Nonpublic Information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Sections 10b (and Rule 10b-5 promulgated thereunder) or 16 of the Exchange Act or Rule 144 of the Securities Act, and

•the Authorized Company Officer1 has approved the trade(s), and has certified the approval in writing.

An Insider Trading Preclearance Form is attached to this Policy. Any individual requesting approval of trading in the Company’s securities should use this form.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s depositors and borrowers, vendors or suppliers (“business partners”), potential acquirers or acquirees when information is obtained in the course of employment with, or other services performed on behalf of, the Company. Employees and directors who learn of Material Information about such companies through their work at the Company should keep it confidential and not buy or sell stock in such companies until the information becomes public. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

1 All securities trades executed by the President and Chief Executive Officer must receive prior approval of the Chairman of the Board or the Chairman of the Audit Committee

Definition of Material Nonpublic Information

It is not possible to define all categories of “Material Information.” However, information should be regarded as “Material Information” if there is a reasonable likelihood that it would (i) be considered important to an investor in making an investment decision regarding the purchase, sale or holding of the Company’s securities, or (ii) alter significantly the market price of the Company’s securities. Either positive or negative information may be Material Information.

While it may be difficult under this standard to determine whether particular information is Material Information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered Material Information. Examples of such Material Information may include:
•Financial results
•Projections of future earnings or losses
•Significant changes in credit quality of the loan portfolio
•Results of product development
•News of a pending or proposed merger or joint venture or acquisition
•News of the acquisition or disposition of a subsidiary, business or branch
•Impending bankruptcy or financial liquidity problems

•Gain or loss of a substantial customer or supplier

•Changes in dividend policy, including increases or decreases in dividends

•New product announcements of a significant nature

•Significant product pricing changes

•Stock splits

•New equity or debt offerings

•Significant litigation exposure due to actual or threatened litigation

•Major changes in senior management

•Changes in previously disclosed financial information

•Extraordinary borrowings

•Stock repurchase programs

•Pending regulatory enforcement actions

•Security breaches of the Company’s computer networks

Nonpublic Information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of stock options for cash or in a netting transaction under the Company’s stock option plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement or the plan.

Additional Information – Directors and Officers

Directors and executive officers of the Company must also comply with the reporting obligations and limitation on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that named executive officers and directors who purchase and sell or sell and purchase the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Moreover, no named executive officer or director may ever make a short sale2 of the Company’s stock. The Company has provided, and will continue to provide, separate memoranda and other appropriate materials to its named executive officers and directors regarding compliance with Section 16 of the Exchange Act and its related rules.

Anti-Hedging and Pledging

The Company considers it inappropriate for any Executive Officer or Director to hedge or monetize transactions to lock in the value of his/her Company stock holdings. Therefore, Executive Officers and Directors are prohibited from engaging in any transactions (such as puts, calls, options or other derivative securities) with respect to Company equity securities held by them to hedge or offset any decrease in the market value of those equity securities.

Executive Officers and Directors are also prohibited from purchasing Company equity securities on margin, borrowing against Company equity securities on margin or pledging Company equity securities as collateral for a loan.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s President & Chief Executive Officer, Chief Financial Officer or Corporate Secretary.

2 Short selling (or “selling short”) is a technique used by investors who try to profit from the falling price of a stock. The investor’s broker will borrow the shares from someone who owns them with the promise that the investor will return them later. The investor immediately sells the borrowed shares at the current market price. If the price of the shares drops, he/she “covers the short position” by buying back the shares, and his/her broker returns them to the lender. The profit is the difference between the price at which the stock was sold and the cost to buy it back, minus commissions and expenses for borrowing the stock.

BANK OF MARIN BANCORP

AGREEMENT REGARDING PRONOUNCEMENT
OF POLICIES AND PROCEDURES
(INSIDER TRADING)

The undersigned hereby certifies that he or she has read and understands the Insider Trading Policy of Bank of Marin Bancorp and its subsidiaries (collectively, the “Company”).

I agree to strictly abide by the Policies and Procedures and agree and understand that failure to do so constitutes grounds for my immediate dismissal. I agree that, prior to taking any action potentially inconsistent with the Policies and Procedures, I will request clarification thereon from my supervisor.

Name:
Print
Signature:
Address:
Date:

Acknowledged and Agreed to this ___ day of __________, 20__

BANK OF MARIN BANCORP

By:
Name:
Title:

Insider Trading Preclearance Form

Any Covered Person (as defined in the Insider Trading Policy) wishing to execute any securities trades of Bank of Marin Bancorp (the "Company") stock must have prior clearance from an Authorized Company Officer (President, Chief Executive Officer, Chief Financial Officer or Corporate Secretary) prior to executing any trade. This form must be completed to document such clearance.

Section I: Requestor Information

Name of Insider: ______________________________

Relationship to Company:

- ☐ Director
- ☐ Executive Officer
- ☐ First Vice President
- ☐ Senior Vice President
- ☐ Executive Vice President
- ☐ Other ____________

Proposed Trade Date: ________ Type of Trade (Purchase/Sale) ________ No. of Shares to be Traded ________ Proposed Purchase/Sale Price ________

Section II: Trading Window Information

Is the Company in a Blackout Period?

☐ No Date Current Window Opened: ____________ Date Current Window Closes: ____________

☐ Yes Date Next Window Opens: ____________ Date Next Window Closes: ____________

Note: If "Yes" is marked and you are a Covered Person, you must wait until the Trading Window opens to trade securities.

Name of Authorized Company Officer and Date Contacted: ______________________ Date: ____________

Section III: Insider Certifications

I hereby certify that I am not in possession of "material non-public information" concerning the Company, as defined in the Company's "Insider Trading Policy," and to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Sections 10b (and Rule 10b-5 promulgated thereunder) or 16 of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933. I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature: ______________________ Date: ____________

I hereby certify that I have contacted the above named authorized company officer and have verified that the transaction dates shown above are in compliance with the current insider trading windows observed by the Company.

Signature: ______________________ Date: ____________

Please submit the completed form to the Company's Corporate Secretary.